Exhibit 10.42

CHIPPAC, INC

RETENTION AND SEVERANCE AGREEMENT

March 22, 2004

Robert Krakauer

ChipPAC, Inc.

47400 Kato Road

Fremont, CA 94538

Dear Bob:

In recognition of your committed efforts as an employee of ChipPAC, Inc. (the “Company”), we are offering you the opportunity to receive a special retention payment in the amount set forth below (the “Retention Payment”) and a special severance payment in the amount set forth below (the “Severance Payment,” together with other benefits, the “Severance Benefits”) in connection with the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger and Reorganization among ST Assembly Test Services Ltd, Camelot Merger, Inc. and ChipPAC, Inc. dated as of February 10, 2004. The Retention Benefits and Severance Benefits both will be fully subject to the terms of the ChipPAC, Inc. Employee Retention and Severance Plan (the “Plan”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Plan.

Your benefits under the Plan include the following:

1.    Retention Payment. You will receive a payment equal to twenty-six (26) times your Weekly Base Pay determined on the business day immediately preceding the Closing. Your Retention Payment will be payable on the first normal and customary payroll date following the termination of your employment with the Company, which will be on June 30, 2004 or until closing (“Termination Date”), or on such earlier date as may be required by law.

2.    Severance Benefits.

(a)    Severance Payment. You will receive a payment equal to twenty-six (26) times your Weekly Base Salary determined on the business day immediately preceding the Closing. Your Severance Payment will be payable on the first normal and customary payroll date following your Termination Date or on such earlier date as may be required by law.

(b)    Stock Options. Each ChipPAC stock option that you hold, other than options granted to you on or after January 1, 2004, will be fully exercisable upon the Closing to the extent they were not previously exercisable.

(c)    COBRA. In addition to the COBRA health care continuation coverage as required by law, the Company will pay you premiums associated directly with the provision of such coverage that you elect for a period of thirteen (13) weeks.

(d)    Pro-rated STI to actual performance at the time of closing.

You will receive your Retention Payment, the Severance Payment and the other Severance Benefits subject to certain conditions set forth in the Plan, including, without limitation, your continued full-time employment with the Company from the Closing through and including your Termination Date and your execution and non-revocation of a general release of claims in substantially the form attached as Annex A to the Plan. Notwithstanding the foregoing, you will be entitled to receive the Retention Payment, the Severance Payment and the other Severance Benefits in the event that your employment is terminated by the Company without Cause (as such term is defined in the Retention Plan) or by you for Good Reason (as such term is defined in the Retention Plan) after the Closing, but before your Termination Date.

Please note that this letter is not a guarantee of continuing employment or an employment contract between you and the Company. You remain an at-will employee of the Company. In the event that the Closing does not occur, this award letter and the Plan shall be void.

By your execution and delivery of this letter, you agree to your participation in the Plan pursuant to the terms thereof and specifically acknowledge that participation in the Plan will be lieu of, and shall supersede any and all provisions providing for severance, retention or change of control payments or benefits, if any, set forth in you Offer Letter and all other prior oral or written plans, agreements, communications, negotiations, commitments and understandings with respect to such payments or benefits.

This agreement will become effective upon your execution or it in the space provided below and its delivery to Dennis W. Daniels, Vice-President, Corporate Administration and Human Resources.

CHIPPAC, INC.

By:	/s/ DENNIS McKENNA
Name:	Dennis McKenna
Title:	Chief Executive Officer and President

I, the undersigned, hereby agree to the foregoing, and acknowledge that the terms and conditions of the Plan, which include the terms of this agreement, are confidential.

/s/ ROBERT KRAKAUER Employee

Date: April 18, 2004